UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934

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Norfolk Southern Corporation

(Name of Registrant as Specified in Its Charter)

ANCORA CATALYST INSTITUTIONAL, LP

ANCORA ADVISORS, LLC

ANCORA ALTERNATIVES LLC

ANCORA BELLATOR FUND, LP

ANCORA CATALYST, LP

ANCORA FAMILY WEALTH ADVISORS, LLC

THE ANCORA GROUP LLC

ANCORA HOLDINGS GROUP, LLC

ANCORA IMPACT FUND LP

ANCORA IMPACT FUND LP SERIES AA

ANCORA IMPACT FUND LP SERIES BB

ANCORA MERLIN INSTITUTIONAL, LP

ANCORA MERLIN, LP

INVERNESS HOLDINGS LLC

BETSY ATKINS

JAMES BARBER, JR.

WILLIAM CLYBURN, JR.

FREDERICK DISANTO

SAMEH FAHMY

JOHN KASICH

GILBERT LAMPHERE

ALLISON LANDRY

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Ancora Alternatives LLC (“Ancora Alternatives”), together with the other participants named herein, have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies for the election of their slate of director nominees at the 2024 annual meeting of shareholders of Norfolk Southern Corporation, a Virginia corporation (the “Company”).

Item 1: On April 5, 2024, Ancora Alternatives posted the following communication to its campaign website at www.movenscforward.com (the “Website”).

From: Jim Chadwick

Sent: Saturday, March 9, 2024 5:13 PM

To: Amy Miles <[Redacted]>

Cc: Claude Mongeau <[Redacted]>

Subject: Follow up about meeting rejection / operations exec search

Amy,

It’s disappointing the Board doesn’t want to speak with Jim Barber and Jamie Boychuk about their highly relevant experience and the superior value proposition they offer NS. The offer, however, still stands. At some point, regardless of how many regulators and labor leaders the Board allows current management to mislead, you and your fellow directors are going to see that shareholders – the only stakeholder group that votes – reject your CEO and his strategy. I hope this happens soon for the sake of the company and its various constituencies. If it does, I’m optimistic we can align on a framework for change that puts NS on the path back to credibility, safety and strong performance.

It’s also disappointing to learn that the Board has apparently signed off on Alan Shaw courting John Orr for an operations role. We have heard from some of the most respected individuals in the railroad industry that Mr. Shaw has been speaking to operations executives, which obviously makes sense given Jamie's unique operating expertise is perceived so favorably by NS shareholders (despite the company’s disappointing efforts to personally and professional smear him). What does not make sense is Alan’s apparent willingness to pursue Mr. Orr when it is widely known he been accused of abusing and mistreating women in the workplace (see attached case, Drew v. Canadian National Railway). We just do not understand how the Board can continue to expose the company to a proxy fight and spend tens of millions of dollars on a campaign simply to protect such a poorly performing CEO, who seems to be demonstrating increasingly questionable judgement.

If you would like to speak to us about this, just let me know.

Thank you.

* * *

Item 2: On April 5, 2024, Ancora Holdings Group, LLC sent the following communication to shareholders of the Company.

Ancora’s Seven Nominees Receive New Support from Institutional Shareholder

Ancora’s seven-member slate of director candidates, which previously received the support of shareholder Edgepoint Investment Group, today received the support of Neuberger Berman.

We appreciate the feedback that we continue to receive from shareholders who support our recommended changes in leadership and strategy at Norfolk Southern.

Learn more about our fit-for-purpose slate, suggested management team and proposed PSR-powered Scheduled Network plan at www.MoveNSCForward.com.

Sincerely,

Ancora Holdings Group, LLC

* * *

Item 3: On April 5, 2024, Ancora Alternatives published the following letter to shareholders of the Company, which was simultaneously posted to the Website.

Ancora Issues Letter to Fellow Shareholders Regarding Norfolk Southern’s Failures of Diligence and Poor Judgment in Appointing John Orr as COO

CLEVELAND--(BUSINESS WIRE)--Ohio-based Ancora Holdings Group, LLC (collectively with its affiliates, “Ancora” or “we”), which owns a large equity stake in Norfolk Southern Corporation (NYSE: NSC) (“Norfolk Southern” or the “Company”), today issued the below letter to fellow shareholders regarding the Board of Directors’ (the “Board”) apparent failures of diligence and poor judgment in appointing John Orr as COO.

***

April 5, 2024

Fellow Shareholders,

Ancora is a sizable shareholder of Norfolk Southern, meaning our interests and your interests are squarely aligned. We all want a safer, more reliable and higher-performing railroad with a substantially greater share price. Unfortunately, the Board and CEO Alan Shaw continue to take actions that place their self-preservation ahead of our shared goal. The most recent example of this is their decision to enter into a costly and opaque agreement to extricate John Orr from Canadian Pacific Kansas City Limited (“CPKC”) and make him the third COO in two and a half years under Mr. Shaw. They did this to try to lend some semblance of credibility to their sudden embrace of scheduled railroading and repeatedly updated guidance, which we deem unattainable with the Company’s existing infrastructure and marketing-centric leadership still in place.

Here are just a few of the key points you need to know about this latest failure of governance:

•	The Board's reactive process for hiring a COO was run from a position of weakness and did not even include a discussion with our proposed candidate, Jamie Boychuk, who helped CSX Corporation (“CSX”) outperform Norfolk Southern on every key railroading metric during his tenure as EVP of Operations.

•	Based on Norfolk Southern’s own disclosures and statements regarding the importance of the Meridian Speedway and Terminal, we estimate the undisclosed consideration paid by the Company to hire Mr. Orr as COO may far exceed the $84 million paid by CSX to hire industry legend Hunter Harrison as CEO.

•	In addition to depriving shareholders of the same type of vote that CSX held when it paid $84 million for Mr. Harrison, the Board and Mr. Shaw have failed to disclose all of the relevant details about Norfolk Southern’s agreement with CPKC.

•	The Board did not aggressively search for or hire a COO with important experience at an Eastern Class I railroad, but rather one of convenience with ties to current director Claude Mongeau.
•	The Board did not hire a COO with expertise in Precision Scheduled Railroading (“PSR”) implementations; to the contrary, one of our nominees – Sameh Fahmy – joined Kansas City Southern in 2019 as EVP of PSR to lead the successful network transformation that Mr. Orr (who joined in April 2021) erroneously claims credit for.

•	Mr. Orr has been accused of abusive behavior and serious misconduct in the workplace, according to legal filings found by Ancora and interviews Ancora has conducted with executives in the industry.

•	Concerns about Mr. Orr’s workplace behavior at Canadian National Railway Company (“Canadian National”) should have been known to the Board based on our private warning and the fact that one of Norfolk Southern’s current directors, Mr. Mongeau, was CEO of Canadian National for years.

•	The only industry endorsements for Mr. Orr since his appointment as COO have come from Mr. Mongeau and individuals at CPKC, which just received massive financial and strategic consideration from Norfolk Southern in exchange for Mr. Orr.

It is important to stress that Ancora warned the Board about Mr. Orr’s history and the pitfalls of taking a costly, hasty action on the eve of an election contest. The Board ultimately rejected our private warning in favor of paying outsized and poorly disclosed consideration to CPKC – without shareholder approval – to hire a COO who lacks the necessary qualifications. At this year’s Annual Meeting, we intend to hold the Board accountable for its self-serving gambit.

In the meantime, we want to provide evidence of the Board’s poor judgment. We will not sit quietly as Norfolk Southern brazenly contends that one highly questionable hire is the primary cure for the strategic, operational and cultural issues that exist under incumbent leadership. We have worked with experts in corporate governance, disclosure and railroad sector compensation to analyze the Board’s decisions. We have also conducted a review of Mr. Orr’s past behavior, leadership style and track record, similar to the type of rigorous background searches that credible boards of directors and CEOs carry out when diligencing a possible senior hire.

1.	The Board and Mr. Shaw provided CPKC with excessive financial and strategic consideration that weakens Norfolk Southern’s long-term competitive positioning.

Norfolk Southern agreed to pay $25 million in cash and give up part of the Company’s franchise – in the form of concessions related to the Meridian assets – to hire an individual whose most recent role at CPKC was just eliminated altogether. Norfolk Southern neglected to remind shareholders in its sparse disclosures pertaining to the arrangement that the Company invested approximately $300 million for a 30% stake in the Meridian assets in 2006, suggesting a net present value of significantly more for Meridian in 2024. Granting the cash and undisclosed concessions to a competitor essentially allows Norfolk Southern to hire a single executive with questionable qualifications while permitting CPKC to leverage the concessions according to its own plans. For example, it is publicly disclosed that CPKC is separately pursuing a transaction with CSX involving the Meridian & Bigbee Railroad.1 Notably, one right that stands out to us from public disclosures is Norfolk Southern’s right to purchase valuable assets, which we are concerned may have been implicated by the concessions given up in the deal for Mr. Orr.

When Norfolk Southern and CPKC’s predecessor entered into their joint venture, public disclosures to the Surface Transportation Board show that the Company obtained the option to purchase the Wylie Intermodal Terminal in Texas in May 2024.2 In the wake of the deal to secure Mr. Orr, we do not expect Norfolk Southern to exercise that purchase right, meaning the Company will lose the opportunity to acquire the Wylie Intermodal Terminal. According to Norfolk Southern’s public submission to the Surface Transportation Board, the terminal handles 47% of the intermodal traffic from the Meridian Speedway (representing approximately 10% of Norfolk Southern’s intermodal volume). This implies the Board may have given away concessions to one of Norfolk Southern’s key competitive advantages pertaining to a critical area of its business.

It appears the prospect of securing a fleeting PR win in the form of Mr. Orr’s hire was enough to mitigate long-standing, substantive concerns regarding competitors’ expansion efforts. We highly doubt that the Board and Mr. Shaw would do a complete 180-degree turn if not for their focus on bolstering their hand in a contest.

2.	The Board and Mr. Shaw are unwilling to disclose the key details related to what seems to be a material agreement with CPKC.

Norfolk Southern’s most recent 10-K lists Birmingham to Meridian as one of its corridors with the heaviest freight volume. Moreover, Norfolk Southern previously told the Surface Transportation Board that “[t]he Meridian-Wylie Route represents a significant component of NS’s commercial and operational offerings to intermodal customers.”3 The same submission also noted that “NS intermodal shippers who utilize the reliable and fast service over the Meridian-Wylie Route are at risk of being forced to a much longer rail route or switch to highways, which would cause loss of efficient, competitive transportation options and significant harm to the public interest.” Despite the importance of the Meridian assets, Norfolk Southern provided just two sentences of description about vague concessions in its nearly 1,800-word press release on Mr. Orr’s appointment and then one paragraph of cherry-picked information in its second fight letter.

1 https://www.trains.com/trn/news-reviews/news-wire/cpkc-and-csx-detail-their-plans-to-connect-their-networks-via-meridian-bigbee-shortline/.

2 The relevant documents are available on our website, which include a filing made by Norfolk Southern to the Surface Transportation Board on February 28, 2022 that references the purchase option (see p. 15), and the agreement that grants such right, which was separately filed with the Surface Transportation Board. Please go to www.MoveNSCForward.com for more information.

3 We have included this filing, made in connection with the Surface Transportation Board’s review of the combination of Canadian Pacific and Kansas City Southern, on our website. Please go to www.MoveNSCForward.com for more information.

In the Company’s April 2nd letter, it states that the agreement with CPKC impacts approximately 1% of revenues. This equates to $120 million in annual revenue, which at a conservative 70% Operating Ratio translates to approximately $29 million in post-tax, full-year Operating Income. Based on a conservative 20x multiple, this amounts to $580 million in equity market value being impacted by the concessions. We do not understand how the Board, during an election contest, would not provide shareholders more information on such a material agreement.

Altogether, we estimate the $25 million cash payment and tangible concessions linked to the valuable Meridian assets represent a nine-figure cost in the coming years for Norfolk Southern. This means the immediate and estimated costs of hiring Mr. Orr far exceed the $84 million that CSX paid to hire an industry legend like Mr. Harrison, representing damning evidence of the Board’s poor judgment and focus on self-preservation.

3.	The Board and Mr. Shaw overlooked Mr. Orr’s weak credentials before subsequently embellishing his qualifications.

Norfolk Southern’s decision to hire Mr. Orr has not just deprived shareholders of the best available COO and strengthened other Class I railroads, but the Company has installed an individual with (i) very limited experience as an operations chief, (ii) no oversight role in any network-wide PSR implementation and (iii) no background at an Eastern Class I railroad. The fact is that Mr. Orr was appointed EVP of Operations at Kansas City Southern after it announced its merger with Canadian Pacific and years after Mr. Fahmy, our nominee, initiated the multi-year network transformation as EVP of PSR at Kansas City Southern. This means the Board’s claims that “John shaped and guided precision scheduled railroading initiatives at KCS” and that he “[d]esigned and implemented a precision scheduled railroading strategy at KCS that improved safety, service, and productivity” are outright misrepresentations.

Mr. Orr was passed over for the COO role upon the closing of the CPKC merger, and his subsequent role was eliminated altogether when he left CPKC last month. CPKC’s Keith Creel and Patrick Ottensmeyer endorsed Mr. Orr after their railroad received massive consideration from Norfolk Southern. In short, we believe that Norfolk Southern vastly overpaid for a candidate with weak credentials and a questionable workplace history.

4.	The Board and Mr. Shaw ran a reactive process that deliberately excluded highly qualified COO candidates – all to the detriment of shareholders.

After ardently defending former COO Paul Duncan, who was in his role for a little more than a year, we were shocked to see the Board throw Mr. Duncan under the bus and rush to bring in a third COO under Mr. Shaw. We were equally confounded by the decision to reject our multiple offers to speak with Mr. Boychuk, who was the EVP of Operations at CSX when it outperformed Norfolk Southern on every key railroading metric and delivered the best operating margins in the history of Eastern railroads. We question how the Board and Mr. Shaw can claim to be prioritizing shareholders’ interests when the COO replacement process deliberately excluded a potential candidate who has the respect of many analysts and shareholders. Unlike Mr. Orr, Mr. Boychuk has a background leading operations at an Eastern Class I railroad and recently overseeing a successful PSR implementation. Mr. Orr, on the other hand, was apparently a candidate of convenience because he previously worked under Mr. Mongeau at Canadian National.

At bottom, the Board and Mr. Shaw made an ill-timed and self-serving decision. Putting aside the availability of a superior candidate in Mr. Boychuk, Norfolk Southern was not in a good position to attract high-quality COO candidates and negotiate from a position of strength during a proxy contest. Norfolk Southern operated from a position of desperation, and shareholders and other stakeholders now stand to pay a steep price.

5.	The Board and Mr. Shaw disregarded the serious allegations levied against Mr. Orr.

During his tenure at Canadian National, legal filings in the public domain show that Mr. Orr was accused of abusive behavior and serious misconduct.4 An adjudicator appointed by the Canada Arbitration Board described such verbal abuse in detail, finding that “Mr. Orr repeatedly threatened [REDACTED]’s job. He called her a ‘f***ing wuss’ ‘stupid b*tch’ and ‘f***ing idiot.’ He said to [REDACTED] in front of [REDACTED] ‘Do you always need someone to hold your hand — can't you do your f***ing job?’ and similar comments which belittled her or threatened her job.”5 Mr. Orr denied the verbal abuse allegations, but the adjudicator found that evidence of verbal abuse by Mr. Orr was credible. The adjudicator found that the employee “was belittled, had her job threatened, and was subjected to yelling and swearing” to such an extent that “no employee could be expected to persevere in employment in such circumstances.”6

Another complaint filed against Canadian National and Illinois Central Railroad was made by an African American employee, who held a management position and reported directly to Mr. Orr. The employee alleged racial discrimination, claiming that he was continually passed over for promotions in favor of Caucasian employees.7 Legal filings in the action allege “Orr’s significant management flaws, including the malicious abuse of his subordinates.”8 In particular, the employee claimed “Orr’s conduct was so bad that CN had to hire (for years and at a substantial expense) executive ‘coaches’ to counsel Orr on how to behave professionally in the workplace.” This same employee was also willing to testify “that he had conversations with Orr about CN’s decision to transfer [the executive] to Memphis because he was Black.”9

Our representatives also spoke with a number of Mr. Orr’s former colleagues and subordinates, including certain employees whom he allegedly abused. All of these individuals agreed to speak with us voluntarily and without any compensation for their time. The responses further indicated reasons for concern about Mr. Orr’s behavior. One former female subordinate, who worked for Mr. Orr for years until his exit from Canadian National in 2019, stated that “John Orr is racist, demeaning to women, especially women who don’t entertain his advances.” She and others indicated that they would provide sworn affidavits regarding Mr. Orr’s conduct. We do not understand how the Board and Mr. Shaw have decided to bet the Company’s future on Mr. Orr.

In closing, we recognize that many long-time railroaders have reputations for being rough around the edges. Industry legend Hunter Harrison, for example, was well known for being hot-tempered at times. However, there is a difference between being a hardnosed boss and stickler for precision, like Jamie Boychuk is, and having a history of alleged misconduct marked by legal actions, like John Orr does. There is no comparison between these two individuals – on any level.

As always, we remain open to an appropriate settlement with Norfolk Southern, provided it entails an orderly management transition and a reconstitution of a portion of the Board. This compromise would enable the Company to adopt our recommended leadership’s PSR-powered Scheduled Network, which can drive expedited improvements in Norfolk Southern’s lagging Operating Ratio and depressed share price. With or without Mr. Orr, Norfolk Southern will not be in a position to run this type of value-enhancing network if its current infrastructure and existing Board and CEO remain in place.

Hopefully, the Board continues to hear feedback from shareholders who support necessary changes in leadership and strategy. We, as Norfolk Southern’s owners, deserve much better than the status quo.

Regards,

Frederick D. DiSanto Chairman and Chief Executive Officer Ancora Holdings Group LLC	James Chadwick President Ancora Alternatives LLC

***

About Ancora

Founded in 2003, Ancora Holdings Group, LLC offers integrated investment advisory, wealth management, retirement plan services and insurance solutions to individuals and institutions across the United States. The firm is a long-term supporter of union labor and has a history of working with union groups and public pension plans to deliver long-term value. Ancora’s comprehensive service offering is complemented by a dedicated team that has the breadth of expertise and operational structure of a global institution, with the responsiveness and flexibility of a boutique firm. For more information about Ancora, please visit https://ancora.net.

4 See documents filed in connection with Drew v. Canadian National Railway Co. and Miller v. Canadian National Railway Co. Copies of each public legal filing from which the information in this letter is quoted can be obtained at www.MoveNSCForward.com.

5 For documentation and context of these allegations in the employee’s larger relationship with Mr. Orr, see the judgment of an appointed adjudicator of the Canadian Arbitration Board in Drew v. Canadian National Railway Co., specifically paragraph 222. A copy of the public legal filing can be obtained at www.MoveNSCForward.com.

6 See Drew v. Canadian National Railway Co., paragraphs 188-190. A copy of the public legal filing can be obtained at www.MoveNSCForward.com.

7 See Miller v. Canadian National Railway Co. A copy of the public legal filing can be obtained at www.MoveNSCForward.com.

8 For a detailed description of Mr. Orr’s alleged management behavior, see p. 4 of the response to a Motion In Limine to Exclude Evidence Regarding John Orr’s Performance as a Manager or his Character, filed in connection with Miller v. Canadian National Railway Co. A copy of the public legal filing can be obtained at www.MoveNSCForward.com.

9 See the response to a Motion In Limine filed in connection with Miller v. Canadian National Railway Co., p. 3. A copy of the public legal filing can be obtained at www.MoveNSCForward.com.

Advisors

Cadwalader, Wickersham & Taft LLP is serving as legal advisor, with Longacre Square Partners LLC serving as communications and strategy advisor and D.F. King & Co., Inc. serving as proxy solicitor.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “intends,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Forward-looking statements relate to future events or future performance and involve known and unknown risks, uncertainties, and other factors that may cause actual results, levels of activity, performance or achievements or those of the industry to be materially different from those expressed or implied by any forward-looking statements. Norfolk Southern Corporation, a Virginia corporation (“Norfolk Southern”), has also identified additional risks relating to its business in its public filings with the Securities and Exchange Commission (the “SEC”). Ancora Alternatives LLC (“Ancora Alternatives”), and as applicable the other participants in the proxy solicitation, have based these forward-looking statements on current expectations, assumptions, estimates, beliefs, and projections. While Ancora Alternatives and the other participants, as applicable, believe these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which involve factors or circumstances that are beyond the participants’ control. There can be no assurance that any idea or assumption herein is, or will be proven, correct. If one or more of the risks or uncertainties materialize, or if the underlying assumptions of Ancora Alternatives or any of the other participants described herein prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Ancora Alternatives that the future plans, estimates or expectations contemplated will ever be achieved. You should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Except to the extent required by applicable law, neither Ancora Alternatives nor any participant will undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

Certain statements and information included herein have been sourced from third parties. Ancora Alternatives does not make any representations regarding the accuracy, completeness or timeliness of such third party statements or information. Except as may be expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The participants in the proxy solicitation are Ancora Catalyst Institutional, LP (“Ancora Catalyst Institutional”), Ancora Merlin Institutional, LP, (“Ancora Merlin Institutional”), Ancora Merlin, LP (“Ancora Merlin”), Ancora Catalyst, LP (“Ancora Catalyst”), Ancora Bellator Fund, LP (“Ancora Bellator”), Ancora Impact Fund LP Series AA (“Ancora Impact AA”) and Ancora Impact Fund LP Series BB (“Ancora Impact BB”) (each of which is a series fund within Ancora Impact Fund LP) (Ancora Catalyst Institutional, Ancora Merlin Institutional, Ancora Merlin, Ancora Catalyst, Ancora Bellator, Ancora Impact AA and Ancora Impact BB, collectively, the “Ancora Funds”), Ancora Advisors, LLC (“Ancora Advisors”), The Ancora Group LLC (“Ancora Group”), Ancora Family Wealth Advisors, LLC (“Ancora Family Wealth”), Inverness Holdings LLC (“Inverness Holdings”), Ancora Alternatives, Ancora Holdings Group, LLC (“Ancora Holdings”) and Frederick DiSanto (collectively, the “Ancora Parties”); and Betsy Atkins, James Barber, Jr., William Clyburn, Jr., Sameh Fahmy, John Kasich, Gilbert Lamphere and Allison Landry (the “Ancora Nominees” and, collectively with the Ancora Parties, the “Participants”).

Ancora Alternatives and the other Participants have filed a definitive proxy statement and accompanying BLUE proxy card (the “Definitive Proxy Statement”) with the SEC on March 26, 2024 to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2024 annual meeting of shareholders of Norfolk Southern.

IMPORTANT INFORMATION AND WHERE TO FIND IT

ANCORA ALTERNATIVES STRONGLY ADVISES ALL SHAREHOLDERS OF NORFOLK SOUTHERN TO READ THE DEFINITIVE PROXY STATEMENT, ANY AMENDMENTS OR SUPPLEMENTS TO SUCH DEFINITIVE PROXY STATEMENT, AND OTHER PROXY MATERIALS FILED BY ANCORA ALTERNATIVES AS THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV AND AT ANCORA ALTERNATIVE’S WEBSITE AT WWW.MOVENSCFORWARD.COM. THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY’S SHAREHOLDERS. SHAREHOLDERS MAY ALSO DIRECT A REQUEST TO THE PARTICIPANTS’ PROXY SOLICITOR, D.F. KING & CO., INC., 48 WALL STREET, 22ND FLOOR, NEW YORK, NEW YORK 10005 (SHAREHOLDERS CAN CALL TOLL-FREE: +1 (866) 227-7300).

Information about the Participants and a description of their direct or indirect interests by security holdings or otherwise can be found in the Definitive Proxy Statement.

Contacts

Longacre Square Partners
Joe Germani / Charlotte Kiaie, 646-386-0091
MoveNSCForward@longacresquare.com

D.F. King & Co., Inc.
Edward McCarthy
212-229-2634
MoveNSCForward@dfking.com